UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 8, 2013

PLC Systems Inc.

(Exact Name of Registrant as Specified in Charter)

Yukon Territory, Canada	1-11388	04-3153858
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

PLC Systems, Inc. 459 Fortune Boulevard Milford, Massachusetts	01757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  508-541-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Certain holders of our common stock purchase warrants originally issued in February, 2011 have exercised a portion of these warrants under the cashless exercise provisions contained in these common stock warrants.  As of April 8, 2013, holders of these warrants to purchase an aggregate of 19,627,190 shares of common stock have received 7,217,741 shares of our Common Stock through the cashless exercise provisions contained in Section 2(c) of these warrants (the form of warrant issued to investors is filed in our Form 8-K with the Commission on February 23, 2011 as Exhibit 10.3).  We received no cash consideration in connection with the cashless exercise of these common stock warrants.  After the exercise of these warrants, the remaining common stock warrants issued to investors in connection with our debt financings in 2011 and 2012 grant these purchasers the right to purchase up to an additional 61,951,846 shares of our common stock at an exercise price of $0.098 subject to adjustment upon the occurrence of certain events such as stock splits and dividends and dilutive issuances and set the VWAP price for such shares at $.155.  As a result, the cashless exercise provisions of these warrants allow the investors to exercise these warrants and receive up to 22,782,259 shares of our common stock without any additional cash proceeds payable to us.

In addition to these warrants, as previously described in our Form 8-K filing with the Commission on February 25, 2013, warrants issued to investors and our placement agent in connection with a new financing consummated on February 22, 2013 allow the holders of these warrants to purchase up to 28,788,666 shares of our common stock at an exercise price of $.20 per share, subject to adjustment upon the occurrence of certain events such as stock splits and dividends and dilutive issuances.  The common stock warrants issued in the February, 2013 financing may be exercised on a cashless basis if at any time there is no effective registration statement within 180 days after the closing date of the private placement covering the resale of the shares of common stock underlying the warrants.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLC SYSTEMS, INC.

Date: April 8, 2013	By:	/s/ Gregory W. Mann
Gregory W. Mann, Chief Financial Officer